Exhibit 10

FOURTH AMENDMENT TO CREDIT AGREEMENT

1.              THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 13, 2014, is entered into by and among CONTINENTAL MATERIALS CORPORATION, a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement referenced below (together with their respective successors and assigns, the “Lenders” and each, a “Lender”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank as Administrative Agent for each Lender (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement referenced below.

2.              WHEREAS, the Lender previously made available to the Company a credit facility pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement, dated as of November 18, 2011, by and among the Company, the Lender and the Administrative Agent, as amended by that certain First Amendment to Credit Agreement, dated as of March 21, 2013, by and among the Company, the Lender and the Administrative Agent, as amended by that certain Second Amendment to Credit Agreement, dated as of March 20, 2014, by and among the Company, the Lender and the Administrative Agent, and as amended by that certain Third Amendment to Credit Agreement, dated as of August 11, 2014, by and among the Company, the Lender and the Administrative Agent (as further amended, restated or supplemented from time to time, the “Credit Agreement”);

3.              WHEREAS, as of the date hereof, the Revolving Commitment is $18,000,000; and

4.              WHEREAS, the parties to this Amendment desire to amend the Credit Agreement to, among other things, modify the financial covenants on the terms and conditions set forth herein.

5.              NOW, THEREFORE, in consideration of the premises, to induce the Lender and Administrative Agent to enter into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by the parties hereto as follows:

Incorporation of Recitals.  The foregoing recitals are hereby incorporated into and made a part of this Amendment.

Amendment of the Credit Agreement.  It is hereby agreed and understood that, subject to the complete fulfillment and performance of the conditions precedent set forth in Section 4 of this Amendment, the Credit Agreement is hereby amended and modified as follows:

The definition of “EBITDA” is hereby deleted in its entirety and replaced with the following:

6.                                      “EBITDA means, for any Computation Period (or another time period to the extent expressly provided herein), the sum of the following with respect to the Company and its Subsidiaries each as determined in accordance with GAAP:

Consolidated Net Income, plus

federal, state and other income taxes deducted in the determination of Consolidated Net Income, plus

Interest Expense deducted in the determination of Consolidated Net Income, plus depreciation, depletion and amortization expense deducted in the determination of Consolidated Net Income, plus charges deducted in the determination of Consolidated Net Income (not to exceed $5,757,000 in the aggregate) directly related to the closing and reclamation of the Pueblo aggregates mining site, plus any other non-cash charges and any extraordinary charges deducted in the determination of Consolidated Net Income, including any asset impairment charges (including write downs of goodwill), minus any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations included in the determination of Consolidated Net Income.

All references to “non-cash” charges above shall only include items for which no cash outlay could reasonably be expected at any time now or in the future.”

Section 11.13.1 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

“11.13.1                                                 Minimum Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio for any Computation Period referenced below to be less than the applicable amount set forth below:

Computation Period Ending	Fixed Charge Coverage Ratio
April 4, 2015 and each Fiscal Quarter end thereafter	1.15 to 1.0”

Section 11.13.2.  Section 11.13.2 (Minimum Tangible Net Worth) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“11.13.2  Minimum Tangible Net Worth.  Not permit Tangible Net Worth as of the last day of any Computation Period (commencing with the Computation Period ending September 27, 2014) to be less than $31,000,000 (provided that the required amount of Tangible Net Worth shall increase (but not decrease) each Fiscal Year, commencing with Fiscal Year 2015, by an amount equal to fifty percent (50%) of the Consolidated Net Income for the immediately preceding Fiscal Year.”

Section 11.13.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“11.13.6  Minimum EBITDA.  Not permit EBITDA for any fiscal quarter referenced below to be less than the applicable amount set forth below:

Fiscal Quarter Ending	EBITDA
September 27, 2014	$(130,000)
January 3, 2015	$500,000”

Exhibit B to the Credit Agreement (Compliance Certificate) shall be revised as necessary to reflect the foregoing modifications to the financial covenants contained in the Credit Agreement.

Amendment of the Loan Documents.  It is hereby agreed and understood by the Administrative Agent, each Lender and the Company that, subject to the complete fulfillment and performance of the conditions precedent set forth in Section 4 of this Amendment and effective as of the effective date of this Amendment, each reference to the Credit Agreement, the Revolving Loan, the Amended and Restated Revolving Loan Note and/or any other defined terms or any Loan Documents in any Loan Documents shall be deemed to be a reference to any such defined terms or such agreements as such terms or agreements are amended or modified by this Amendment.  Any breach of any representation, warranty, covenant or agreement contained in this Amendment shall be deemed to be an Event of Default for all purposes of the Credit Agreement.

Conditions Precedent.  The effectiveness of this Amendment and the obligations of the Administrative Agent and each Lender hereunder are subject to the satisfaction, or waiver by the Administrative Agent, of the following conditions precedent on or before the date hereof (unless otherwise provided or agreed to by the Administrative Agent) in addition to the conditions precedent specified in Section 12.2 of the Credit Agreement:

The Company shall have paid and/or reimbursed all reasonable fees, costs and expenses relating to this Amendment and owed to the Lender pursuant to the Credit Agreement in connection with this Amendment.

The Company shall have delivered, or caused to be delivered, original fully completed, dated and executed originals of (i) this Amendment, and (ii) such other certificates, instruments, agreements or documents as the Administrative Agent may reasonably request (each of the foregoing certificates, instruments, agreements and documents described in this Section 4(B) (other than this Amendment) which constitute Loan Documents are hereinafter referred to collectively as the “Other Documents”).

The Company shall have delivered certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of this Amendment and the Loan Documents referenced herein.

The following statements shall be true and correct and the Company, by executing and delivering this Amendment to the Lender and the Administrative Agent, hereby certifies that the following statements are true and correct as of the date hereof:

Other than as expressly contemplated by this Amendment, since the date of the most recent financial statements furnished by the Company to the Administrative Agent (which financial statements were true and correct in all material respects and otherwise conformed to the requirements set forth in the Credit Agreement for such financial statements), there shall have been no change which has had or will have a material adverse effect on the business, operations, properties or financial condition of the Loan Parties taken as a whole;

The representations and warranties of the Company set forth in the Credit Agreement and the other Loan Documents (as amended by this Amendment) are true and correct in all respects on and as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and no Unmatured Event of Default or Event of Default has occurred and is continuing; and

No consents, licenses or approvals are required in connection with the execution, delivery and performance by the Company of this Amendment or the Other Documents or the validity or enforceability against the Company of this Amendment or the Other Documents which have not been obtained and delivered to the Lender.

Miscellaneous.

Except as expressly amended and modified by this Amendment, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect in accordance with the terms thereof.

This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

This Amendment shall be construed in accordance with and governed by the internal laws, and not the laws of conflict, of the State of Illinois.

The headings contained in this Amendment are for ease of reference only and shall not be considered in construing this Amendment.

[SIGNATURE PAGES FOLLOW]

7.              IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Credit Agreement to be duly executed as of the day and year first above written.

COMPANY:

CONTINENTAL MATERIALS CORPORATION

By:	/s/ Joseph J. Sum
Joseph J. Sum
Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDER:

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Richard Pierce
Richard Pierce
Managing Director